EXHIBIT 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C.	___________	Email: harttrinen@aol.com
Will Hart	(303) 839-0061	Facsimile: (303) 839-5414

November 4, 2016

International Land Alliance, Inc.
350 10th Ave
Suite 1000
San Diego, CA 92101

This letter will constitute an opinion upon the legality of the sale:

●	by International Land Alliance, Inc., a Wyoming corporation (the "Company") of up to 2,000,000 shares of its common stock; and

●	the sale by certain selling shareholders of the Company of up to 710,000 shares of common stock all as is referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Wyoming, and a copy of the Registration Statement.  In our opinion:

●	the Company has duly authorized the sale of the 2,000,000 shares of stock mentioned above and such shares, when sold, will be legally issued, fully paid, and nonassessable, and

●	the shares to be sold by the selling shareholders are legally issued, fully paid and nonassesssable.

Very truly yours,

HART & HART, LLC

By /s/ William T. Hart

William T. Hart